Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

September 14, 2020

Repay Holdings Corporation

3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Re:	Repay Holdings Corporation

Ladies and Gentlemen:

We have acted as counsel to Repay Holdings Corporation, a Delaware corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3 (File No. 333-248483) (the “Registration Statement”) filed on August 28, 2020 by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of securities of the Company, including shares of common stock of the Company (“Common Stock”), par value $0.0001 per share, and the accompanying prospectus dated September 8, 2020 (the “Prospectus”) and (ii) the public offering of up to 14,364,816 shares of Common Stock (the “Shares”) as described in the prospectus supplement dated September 9, 2020 (together with the Prospectus, the “Final Prospectus”) pursuant to an Underwriting Agreement, dated September 9, 2020, between the Company and Morgan Stanley & Co. LLC (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the certificate of incorporation and bylaws of the Company, each as amended and/or restated to date; (ii) the Registration Statement and all exhibits thereto, (iii) the Underwriting Agreement, (iv) certain corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company and (v) certain statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties,

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other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

We are, in this opinion, opining only on the General Corporation Law of the State of Delaware (the “DGCL”). We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement and the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

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Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP